UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

__________________

FORM 8-K
__________________

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):                                                                                                           May 4, 2009

Lexicon Pharmaceuticals, Inc.
(Exact name of registrant as specified in its charter)

Delaware	000-30111	76-0474169
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

8800 Technology Forest Place
The Woodlands, Texas 77381
(Address of principal executive
offices and Zip Code)

(281) 863-3000
(Registrant’s telephone number,
including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

□	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

□	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

□	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

□	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

(b)           In connection with the appointment of Ajay Bansal as our executive vice president, corporate development and chief financial officer (as described in Item 5.02(c) below), James F. Tessmer, our vice president, finance and accounting, relinquished his function as our principal financial officer, effective as of June 2, 2009.  Mr. Tessmer will continue his function as our principal accounting officer.

(c)           Effective as of June 2, 2009, Ajay Bansal was appointed as our executive vice president, corporate development and chief financial officer, in which capacity he will function as our principal financial officer.

Mr. Bansal, 47, was chief financial officer and executive vice president of corporate and business development for Tercica, Inc. until its acquisition by Ipsen in October 2008.  From February 2003 to January 2006, Mr. Bansal served as chief financial officer of Nektar Therapeutics and from July 2002 until February 2003, he was director of operations analysis at Capital One Financial.  Mr. Bansal previously served in a variety of financial advisory, product management and strategy, and management consulting roles with Mehta Partners LLC, Novartis AG, Arthur D. Little, Inc., McKinsey & Company, Inc. and ZS Associates.  He received his B.S. from the Indian Institute of Technology and his M.S. and M.B.A. from Northwestern University.

In connection with his appointment, we entered into an offer letter with Mr. Bansal dated May 4, 2009.  Under the terms of the offer letter, Mr. Bansal will receive an initial annual base salary of $340,000 and will be eligible to receive an annual cash bonus, with a bonus target of 35% of his base salary.  The actual cash bonus, if any, will be determined in the discretion of the compensation committee of our board of directors based on the achievement of certain corporate and individual goals and in accordance with the process applicable to all named executive officers.  If we terminate Mr. Bansal’s employment without “cause,” as defined in the offer letter, we will pay Mr. Bansal his then-current salary for twelve months following such termination.  The offer letter also provides that we will provide Mr. Bansal with $75,000 for his relocation expenses and additional reimbursements for two trips to The Woodlands, Texas to locate housing.

In addition, we have granted Mr. Bansal an option under our Equity Incentive Plan (the “Plan”) to purchase 250,000 shares of our common stock at an exercise price equal to $1.53, the fair market value of our common stock on the grant date, as determined in accordance with the terms of the Plan.  The option expires on the tenth anniversary of the grant date and vests with respect to 25% of the shares underlying the option on the first anniversary of the grant date and 1/48th per month for each month of service thereafter.  The option becomes fully vested with respect to all remaining unvested shares upon a change in control of our company.

There are no family relationships involving Mr. Bansal which would require disclosure under Item 401(d) of Regulation S-K.  There are no current or proposed transactions in which Mr. Bansal or any member of his immediate family has, or will have, a direct or indirect material interest which would require disclosure under Item 404(a) of Regulation S-K.

Copies of the offer letter with Mr. Bansal and a press release announcing Mr. Bansal’s appointment are each attached to this current report on Form 8-K as Exhibits 10.1 and 99.1, respectively.

(e)           The information set forth in the third and fourth paragraphs of Item 5.02(c) is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits

(d)           Exhibits

Exhibit No.	Description
10.1	—	Offer Letter, dated May 4, 2009, with Ajay Bansal
99.1	—	Press Release of Lexicon Pharmaceuticals, Inc. dated June 2, 2009

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Lexicon Pharmaceuticals, Inc.

Date: June 2, 2009	By:	/s/ Jeffrey L. Wade
Jeffrey L. Wade
Executive Vice President and
General Counsel

Index to Exhibits

Exhibit No.	Description
10.1	—	Offer Letter, dated May 4, 2009, with Ajay Bansal
99.1	—	Press Release of Lexicon Pharmaceuticals, Inc. dated June 2, 2009